Exhibit 99.1

24/7 Real Media

24/7 REAL MEDIA REPORTS STRONG RESULTS FOR FOURTH
QUARTER AND FULL YEAR 2004

Fourth Quarter Highlights:

•                  Revenue of $27.5 million, an increase of 109% over the comparable period in 2003.

•                  Pro forma operating income of $1.5 million, or $0.03 per share, compared with $0.2 million, or $0.01 per share, in Q4 of 2003; GAAP net loss of $2.8 million, or $0.06 per share, versus a loss of $6.0 million, or $0.26 per share, in Q4 of 2003.

•                  Integration of leading Search Engine Marketing company, Decide Interactive.

•                  Continued expansion and development of Pacific-Rim operations.

NEW YORK — March 2, 2005 — 24/7 Real Media, Inc. (Nasdaq: TFSM), a pioneer in interactive marketing and technology, today announced financial results for the fourth quarter and full year ended December 31, 2004.  Revenue for the fourth quarter of 2004 was $27.5 million, an increase of 32% from the $20.8 million reported during the third quarter of 2004, and an increase of 109% from the $13.2 million reported for the fourth quarter of 2003.  Fourth quarter comparisons benefited from the inclusion of a full quarter of operations for Real Media Korea and Decide Interactive, acquired in January and August of 2004, respectively.

The Company reported solid revenue growth and improved profitability, both sequentially and year-over-year, in each of its business segments and geographic regions.  24/7 Real Media continued to expand its global reach in 2004, and non-U.S. operations contributed 52% of the Company’s revenue in the fourth quarter.

Pro forma operating income(1) for the fourth quarter of 2004 was $1.5 million, or $0.03 per share.  This compares with pro forma operating income of $206,000, or $0.01 per share, for the fourth quarter of 2003.

Net loss computed in accordance with generally accepted accounting principles (GAAP) for the fourth quarter was a loss of $2.8 million or $0.06 per share compared with a loss of $6.0 million or $0.26 per share for the fourth quarter of 2003.

For the year ended December 31, 2004, revenue was $85.3 million, an increase of 73% from the $49.2 million reported for the year ended December 31, 2003. Pro forma operating income for the 2004 fiscal period was $2.4 million, or $0.06 per share, a significant improvement over a loss of $670,000, or $0.04 per share, in the prior year.  GAAP net loss for 2004 was $3.5 million, or $0.10 per share, compared with a GAAP net loss of $14.4 million, or $0.86 per share, in 2003.

“2004 was a dynamic year for 24/7 Real Media,” said David J. Moore, chairman and chief executive officer of 24/7 Real Media. “We achieved a number of key objectives during the year, in particular our expansion into Asia and a significant Search acquisition, which has already been validated by industry recognition for its leading search technology platform, Decide DNA™.  Working with new management at Lycos, we improved our working relationship, and we completed the integration of Decide Interactive, transitioning all existing 24/7 Search clients onto the new technology platform.  Finally, we continued with the development and marketing of behaviorally targeted advertising solutions through 24/7 OnTarget.  All of these efforts combined to produce a strong performance by the Company in the fourth quarter, and we are pleased to report that the solid business momentum has continued into the first part of 2005.”

(1) Pro forma operating income is a non-GAAP financial measure.  24/7 Real Media believes pro forma reporting provides meaningful insight into the Company’s ongoing economic performance and therefore uses pro forma reporting internally to assist in evaluating and managing the Company’s operations.  A full reconciliation of GAAP net income to pro forma operating income appears in the financial statement portion of this release.

24/7 Real Media, Inc.

Q4/FY04 Earnings Release

March 2, 2005

“Driven by these goals,” Mr. Moore continued, “and executing on our business model, 2004 represented a key year in our Company’s development and as a result, we achieved our sixth consecutive quarter of pro forma operating profitability.  Entering 2005, we are poised to capitalize on the positive trends in the market, namely increased spending online and the rapid growth of paid search.  We will continue to make the necessary strategic moves to stay ahead of the industry curve, and indeed, we have already taken some important steps in that regard with the opening of our branch office in Japan and by integrating the Google AdWords™ Application Programming Interface (API) into Decide DNA.”

Segment Overview

Revenue in the Media Solutions segment climbed 137% to $15.4 million in the fourth quarter of 2004 from $6.5 million in the same quarter of 2003 and up 28% sequentially from the $12.1 million reported in the third quarter of 2004.  The Company increased the impression volume and the number of advertisers on the 24/7 Web Alliance, with CPMs remaining stable throughout the significant increase in volume.  Gross margins rose sequentially to 33.8% from 23.9% in the third quarter of 2004, primarily due to positive contribution resulting from the amendment to the Lycos agreement and the renewed operating strength from that partnership.  Going forward into 2005, gross margins in this segment are anticipated to normalize to approximately 30%.

Search Solutions revenue advanced 148% to $6.8 million from $2.7 million in the same quarter of 2003 and rose 65% from $4.1 million in the third quarter of 2004, primarily as a result of the acquisition of Decide Interactive in August 2004.  Gross margins for the segment were 37.9% in the fourth quarter compared to 45.5% in the third quarter of 2004.  This decline in gross margin was anticipated and previously forecast, as the lower margin services in the segment grew at a faster rate than the higher margin services.

Technology Solutions revenue climbed 34% to $5.3 million in the period from $3.9 million in the same quarter of 2003, and rose 14% on a sequential basis from the $4.6 million reported in the third quarter of 2004.  Technology revenue benefited from a significantly higher volume of impressions, consistent with the seasonal trends typical of the fourth quarter.  Technology gross margins of 82.2% were stable versus 82.1% reported in the third quarter.

Guidance

The Company expects first quarter revenue for 2005 to be between $26 million and $27 million, the mid-point of which represents an increase of 52% from first quarter 2004 revenue of $17.4 million.  The Company expects diluted pro forma operating income per share in the first quarter of 2005 to be between $0.01 and $0.02 per share.

The Company anticipates full year 2005 revenue to be in the range of $115 million to $120 million, the mid-point of which represents an increase of 38% from revenue of $85.3 million in 2004.  The pro forma per share earnings guidance for the year as a whole is $0.13 to $0.17.

In conjunction with this release, a conference call will be held at 8:30 a.m. EST on Thursday, March 3 to discuss these results. The call will be broadcast live over the Internet at www.247realmedia.com/about/investor.  Please allow extra time to visit our Web site prior to the call and download the streaming media software required to listen to the Internet broadcast.  The online replay of the broadcast should be available within two hours following the live call and will be available for three weeks.

About 24/7 Real Media, Inc.:
24/7 Real Media, a pioneer in interactive marketing and technology, targets and delivers audiences for publishers and marketers.  Our customers generate increased revenue and profits through media and search services, coupled with one seamless platform of serving, targeting, tracking and analytics technologies.  The company is headquartered in New York, with offices in other major U.S. cities, Canada, Europe and Asia. For more information, please visit www.247realmedia.com.  24/7 Real Media: Delivering Today. Defining Tomorrow.

Caution concerning forward-looking statements:

This news release includes certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations and are naturally subject to uncertainty and changes in circumstances. Actual results may vary materially from the expectations contained herein due to changes in economic, business, competitive and/or regulatory factors. More detailed information about those factors is set forth in our filings with the Securities and Exchange Commission. In addition, the following factors, among others, could cause actual results to differ materially from those described herein: enhanced competition, the potential for impairment of relationships with employees or major customers, loss of faith in Internet advertising, international risks, and other economic, business, competitive and/or regulatory factors affecting the businesses of 24/7 Real Media. All information in this release is as of March 2, 2005.  The Company is not under any obligation to (and expressly disclaims any such obligation to) update or alter its forward-looking statements whether as a result of new information, future events or otherwise.

For more information, please contact:

24/7 Real Media, Inc. Investor Relations	24/7 Real Media, Inc. Media Relations
Julie Tu	Tammy Fang
Financial Relations Board	Weber Shandwick Worldwide
Telephone: 212-231-7990	Telephone: 212-445-8064
Email: jtu@financialrelationsboard.com	Email: tfang@webershandwick.com

24/7 REAL MEDIA, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except share and per share data)

	Three months ended		Year ended
	December 31,		December 31,
	2004	2003	2004	2003
	(unaudited)		(unaudited)
Revenues:
Media	$15,428	$6,515	$49,879	$23,562
Search	6,781	2,731	16,439	10,342
Technology	5,261	3,927	18,937	15,277
Total revenues	27,470	13,173	85,255	49,181

Cost of revenues:
Media	10,211	3,831	35,197	14,676
Search	4,208	2,436	10,571	6,947
Technology	934	848	3,462	4,032
Total cost of revenues	15,353	7,115	49,230	25,655

Gross profit	12,117	6,058	36,025	23,526

Operating expenses:
Sales and marketing	5,166	3,097	16,647	12,584
General and administrative	4,599	2,380	14,226	10,865
Product development	1,279	887	4,540	3,100
Other expenses:
Amortization of intangible assets and deferred financing costs	1,061	755	4,331	2,724
Stock-based compensation	(168)	828	538	1,316
Restructuring costs	340	1,651	841	1,651
Impairment of intangible assets	896	1,321	896	1,321
Impairment of property & equipment	787	—	787	—
Total operating expenses	13,960	10,919	42,806	33,561
Operating loss	(1,843)	(4,861)	(6,781)	(10,035)

Interest income (expense), net	(92)	(207)	(463)	(343)
Change in fair value of warrant liability	(35)	—	2,040	—
Gain on legal settlement	—	—	2,896	—
Impairment of investments	(1,052)	—	(1,052)	—
Other income (expense), net	105	(745)	228	(1,601)

Loss before income taxes	(2,917)	(5,813)	(3,132)	(11,979)

Provision for income taxes	(153)	89	23	37

Net loss	(2,764)	(5,902)	(3,155)	(12,016)

Dividends and conversion discount on preferred stock	(11)	(130)	(306)	(2,397)
Net loss attributable to common stockholders	$(2,775)	$(6,032)	$(3,461)	$(14,413)

Basic and diluted net loss attributable to common stockholders per share	$(0.06)	$(0.26)	$(0.10)	$(0.86)

Weighted average shares used in basic and diluted calculation	44,695,486	22,770,441	35,373,973	16,817,502

Pro forma:

Operating income (loss) (a)	1,490	206	2,441	(671)

Diluted operating income (loss) per share	$0.03	$0.01	$0.06	$(0.04)

Weighted average shares used in diluted calculation	48,210,279	34,775,832	43,685,255	16,817,502

(a) Proforma operating income (loss) excludes certain other expenses computed as follows:

Operating loss	(1,843)	(4,861)	(6,781)	(10,035)
Excluding:
Amortization of intangible assets and deferred financing costs	1,061	755	4,331	2,724
Stock-based compensation	(168)	828	538	1,316
Restructuring costs	340	1,651	841	1,651
Impairment of intangible assets	896	1,321	896	1,321
Impairment of property & equipment	787	—	787	—
Depreciation	417	512	1,829	2,352
Pro forma operating income (loss)	1,490	206	2,441	(671)

24/7 REAL MEDIA, INC.

CONDENSED CONSOLIDATED BALANCE SHEET

(in thousands)

	December 31,	December 31,
	2004	2003
	(unaudited)

Cash	$27,690	$21,645
Accounts receivable	28,224	11,603
Total current assets	62,922	34,917
Total assets	121,398	46,180
Accounts payable and accrued liabilities	28,233	16,352
Deferred revenue	3,222	2,544
Total current liabilites	38,955	18,896
Long term debt	6,431	13,320
Total liabilities	46,130	36,143
Total stockholders’ equity	75,268	10,037